EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

		Securities Owned
Name	Country or State of Incorporation	Class	Percent Ownership
Honeywell Aerospace UK	United Kingdom	Common Stock	100
Honeywell ACSA Inc.	Canada	Common Stock	100
Honeywell Asia Pacific Inc.	Delaware	Common Stock	100
Honeywell Electronic Materials Inc.	Washington	Common Stock	100
Honeywell GmbH	Germany	Common Stock	100
Honeywell HomeMed L.L.C.	Delaware	Common Stock	100
Honeywell Intellectual Properties Inc.	Arizona	Common Stock	100
Honeywell Limited	Canada	Common Stock	100
Honeywell Resins & Chemicals L.L.C.	Delaware	Common Stock	100
Honeywell Specialty Materials, L.L.C.	Delaware	Common Stock	100
Honeywell Technologies S.r.l.	Switzerland	Common Stock	100
Honeywell Technology Solutions Inc.	Delaware	Common Stock	100
Honeywell UK Limited	United Kingdom	Common Stock	100
AlliedSignal Aerospace Service Corporation	Delaware	Common Stock	100
Grimes Aerospace Company	Delaware	Common Stock	100
Novar Controls Corporation	Delaware	Common Stock	100
Phoenix Controls Corporation	Massachusetts	Common Stock	100
Prestone Products Corporation	Delaware	Common Stock	100

      The names of Honeywell's other consolidated subsidiaries, which are primarily totally-held by Honeywell, are not listed because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.